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                                                                       EXHIBIT 5


                              BAKER & BOTTS, L.L.P.
                                2001 Ross Avenue
                               Dallas, Texas 75201


                                                                   July 29, 1999


Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lennox International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 825,000 shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of the Company, that may be issued pursuant to the Lennox International Inc. Employee Stock Purchase Plan (the "Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by us. The Shares consist of (i) the Company's authorized but unissued shares of Common Stock (the "Original Issuance Plan Shares"), (ii) previously issued shares of Common Stock reacquired and held by the Company or (iii) shares of Common Stock purchased on the open market. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                  In our capacity as counsel to the Company in the connection referenced above, we have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Plan, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

                  We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will not be less than the par value of the Shares.


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Lennox International Inc.             -2-                         July 29, 1999




                  Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                  2. Upon the issuance and sale of the Original Issuance Plan Shares pursuant to the provisions of the Plan for consideration calculated pursuant to the terms and provisions of the Plan, such Original Issuance Plan Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                  The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ BAKER & BOTTS, L.L.P.

                                              Baker & Botts, L.L.P.